Exhibit 10.17

AMENDMENT No. 1

TO THE SERVICE AGREEMENT

This Amendment No. 1 (“Amendment”) to the Service Agreement dated December 1, 2020 (the “Agreement”) is made, entered into and effective as of May 24, 2023, by and between LeeWay Global Logistics, LLC, a Nevada limited liability company (the “Company”), and Hanover International, Inc. (“Hanover”). Each of the Company and Hanover is a “Party” to this Amendment and the Company and Hanover, collectively, are the “Parties” hereto.

RECITALS

WHEREAS, the Company and Hanover entered into the Service Agreement on December 1, 2020;

WHEREAS, LeeWay Services Inc., Nevada corporation, is the sole member of the Company;

WHEREAS, the Company and Hanover desire to amend the Agreement to revise terms, conditions and obligations of the Parties;

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend the Agreement as follows:

1.	Section 4 of the Agreement is hereby deleted in its entirety, and in its place the following is inserted:

“ 4) HANOVER’S COMPENSATION

For the services listed herein, HANOVER is entitled to receive compensation as stated below. HANOVER’s compensation is fee-based and will not be percentage-based in relation to any type of securities offering that may be undertaken by LeeWay Services, Inc. or in relation to sales of LeeWay Services, Inc. products or services.

•	Month 1-24: A cash monthly retainer of $4,000 with the first monthly payment due upon execution of this Agreement; and subsequent monthly payments of $4,000 due every 30 days thereafter.
•	Based on LeeWay Services, Inc. currently having approximately 6 million shares issued and outstanding, Hanover shall be entitled to earn 225,000 shares of common stock of LeeWay Services Inc. which shall be earned and issuable on the date of the closing of the initial public offering of the common stock of LeeWay Services, Inc. These shares will not have anti-dilution rights.
•	Hanover agrees to vote their shares at the recommendation of the Board of Directors and allows LeeWay Services Inc.’s management to vote their shares in their place in the event Hanover cannot be reached within ten days of a proxy vote or solicitation for an action by written consent of the shareholders without a meeting.
•	The term of the Service Agreement shall be for 24 consecutive months. After the initial term of 24 months, the Agreement shall continue month to month unless and until the Agreement is cancelled with 30 days written or emailed notice of the desired termination date. Continuing cash compensation to Hanover will remain as specified below and there will be no additional increase in equity compensation.”

2.	Except as set forth above, all of the terms, conditions and provisions of the Agreement shall be and remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. This Amendment shall be effective on the date set forth above.

[SIGNATURE PAGE TO THE AMENDMENT FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed on the date first written above.

“COMPANY”
LEEWAY GLOBAL LOGISTICS, LLC
/s/ S. Whitfield Lee
Signature

S. Whitfield Lee
Print Name

Manager
Title

“HANOVER”
HANOVER INTERNATIONAL, INC.
/s/ James Hock
Signature
James Hock
Print Name
Authorized Officer
Title

CONSENTED AND AGREED BY:
LEEWAY SERVICES, INC.
/s/ S. Whitfield Lee
Signature

S. Whitfield Lee
Print Name

Chief Executive Officer
Title